                                                                   EXHIBIT 10.12

                                SECOND AMENDMENT
                                     TO THE
                     H&R BLOCK, INC. EXECUTIVE SURVIVOR PLAN

         H&R Block, Inc. (the "Company") adopted the amended and restated H&R Block, Inc. Executive Survivor Plan (the "Plan"), effective as of January 1, 2001. The Company adopted the First Amendment to the Plan effective July 1, 2002. Section 4.1 of the Plan provides that the Company may amend the Plan from time to time. In accordance with the provisions of that Section, effective March 12, 2003, the Plan is amended as follows:

         1. The definition of "Affiliate" in Article 1 of the Plan is amended by (A) removing H&R Block Mortgage Corporation, Inc., an Ontario Corporation as an Affiliate, and (B) adding HRB Business Services, Inc. and H&R Block Small Business Resources, Inc. as Affiliates.

         2. The definition of "Eligibility Committee" in Article 1 of the Plan is amended by deleting the words "Chief Executive Officer of the Company" and replacing them with the words "Chief Operating Officer of the Company (or the Chief Executive Officer of the Company if there is no Chief Operating Officer of the Company)".

         3. The definition of "Retirement/Retired" in Article 1 of the Plan is amended by deleting the words "the Company or" in both places in the first sentence thereof.

         4. Except as modified in this Second Amendment, the Plan shall remain in full force and effect, including the Company's right to amend or terminate the Plan as set forth in Section 4.1 of the Plan.

                                      H&R BLOCK, INC.

Dated:  March 12, 2003                By:  /s/ Mark A. Ernst
                                           --------------------------------
                                           Mark A. Ernst
                                           President and Chief Executive Officer
S